As filed with the Securities and Exchange Commission on February 3, 2025

Registration Statement No. 333-210866

Registration Statement No. 333-225925

Registration Statement No. 333-237531

Registration Statement No. 333-257299

Registration Statement No. 333-273021

Registration Statement No. 333-280496

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210866

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225925

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237531

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257299

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273021

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-280496

UNDER THE SECURITIES ACT OF 1933

SecureWorks Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0463349 (I.R.S. Employer Identification Number)

One Concourse Parkway NE, Suite 500

Atlanta, Georgia 30328

(Address, including zip code, of registrant’s principal executive offices)

SecureWorks Corp. 2016 Long-Term Incentive Plan

(Full Title of Plan)

George B. Hanna

Senior Vice President, Chief Legal &

Administrative Officer and Corporate Secretary

SecureWorks Corp.

One Concourse Parkway NE, Suite 500

Atlanta, Georgia 30328

(404) 327-6339

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay

Laura C. Turano

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each a, “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by SecureWorks Corp., a Delaware corporation (the “Registrant”) (note that the share numbers listed below do not take into account corporate actions taken in the interim):

1.	Registration Statement No. 333-210866 filed with the SEC on April 22, 2016, registering 8,500,000 shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), issuable pursuant to the SecureWorks Corp. 2016 Long-Term Incentive Plan (the “2016 Plan”)
2.	Registration Statement No. 333-225925, filed with the SEC on June 27, 2018, registering 4,000,000 shares of Class A Common Stock issuable pursuant to the 2016 Plan;
3.	Registration Statement No. 333-237531, filed with the SEC on April 1, 2020, registering 2,600,000 shares of Class A Common Stock issuable pursuant to the 2016 Plan;
4.	Registration Statement No. 333-257299, filed with the SEC on June 22, 2021, registering 5,804,867 shares of Class A Common Stock issuable pursuant to the 2016 Plan;
5.	Registration Statement No. 333-273021, filed with the SEC on June 29, 2023, registering 7,500,000 shares of Class A Common Stock issuable pursuant to the 2016 Plan; and
6.	Registration Statement No. 333-280496, filed with the SEC on June 26, 2024, registering 7,500,000 shares of Class A Common Stock issuable pursuant to the 2016 Plan.

On February 3, 2025, the Registrant completed the previously announced merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 21, 2024, among the Registrant, Sophos Inc., a Massachusetts corporation (“Parent”) and Project Green Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of Class A Common Stock pursuant to the above-referenced Registration Statements. In accordance with undertakings made by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities registered under such Registration Statements that remain unsold or otherwise unissued, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

The foregoing summary of the Merger Agreement, the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 3, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

SecureWorks Corp.

By:	/s/ Alpana Wegner
Name:	Alpana Wegner
Title:	Chief Financial Officer